CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 244 to File No. 033-42484) of our report dated June 28, 2014, on the financial statements and financial highlights of the Cambiar SMID Fund and Cambiar Global Select Fund (two of the series of The Advisors' Inner Circle
Fund), included in the April 30, 2014 Annual Report to shareholders.



                                                           /s/ ERNST & YOUNG LLP



Philadelphia, Pennsylvania
October 23, 2014